Exhibit 99.1

               McGrath RentCorp Announces Second Quarter Results;
                       Q2 2005 EPS Increases 52% to $0.38


    LIVERMORE, Calif.--(BUSINESS WIRE)--Aug. 4, 2005--McGrath RentCorp (Nasdaq:MGRC) today announced revenues for the quarter ended June 30, 2005, of $63.9 million, compared to $40.8 million in second quarter 2004. The Company reported net income of $9.5 million, or $0.38 per share, compared to $6.1 million, or $0.25 per share in the second quarter 2004. During the second quarter of 2005, rental revenues increased 44% to $36.8 million, with the Company's TRS-RenTelco division increasing $8.7 million to $17.2 million and the Mobile Modular division increasing $2.5 million to $19.6 million. McGrath purchased substantially all of the general purpose and communications test equipment assets of Dallas-based TRS, a division of CIT Group Inc. (NYSE:CIT), on June 2, 2004. The Company's results for 2004 and 2005 discussed in this press release include the results of TRS as part of the Company's TRS-RenTelco division since that date.
    For the second quarter of 2005, Mobile Modular's rental revenues increased 15% over the second quarter 2004 on continued strength in the educational market, contributing pre-tax income of $10.5 million, a 15% increase over the prior year's second quarter. For TRS-RenTelco, second quarter 2005 rental revenues increased to $17.2 million from $8.5 million, gross profit on sales increased to $2.2 million from $0.7 million a year ago, and pre-tax earnings in the second quarter 2005 were $4.7 million compared to $1.2 million in the second quarter 2004, when TRS was included in results only from June 2, 2004, through the end of that month. Looking forward, TRS-RenTelco's quarter over quarter comparability will become more meaningful as both the then current and prior year's quarters' results will include the TRS assets and operations for a full three-month period.
    "Our 52% increase in second quarter EPS for 2005 over the same period last year primarily reflects the June 2004 TRS acquisition as well as the recurring rental stream from the increase in new classroom orders going on rent in the later half of 2004," stated Dennis Kakures, President & CEO.
    "This was our highest second quarter pre-tax income ever for our modular division, with gross profit on rents increasing approximately 12% over second quarter 2004 to $12.2 million. We continue to benefit from our focus on educational rentals in the geographic markets we serve. In California, we have benefited from the need to modernize schools and the bond measure funding available to do so. Of the $2.3 billion in the March 2004 school bond measure for modernization projects, approximately half remains ($1.2 billion) which either has not been apportioned or released to school districts to date. At this time, it appears unlikely that there will be another statewide facilities bond measure in 2006 to further support the modernization and reconstruction of public schools and we anticipate the remaining bond funds will support the apportionment of monies necessary for new projects being applied for through 2006. Additionally, we are in the process of assessing future modernization and reconstruction rental opportunities by seeking a better understanding of the monies apportioned or released to date from past state and local bond measures and the status of related projects.
    "As for our Florida operations, the market continues to provide us with very favorable rental classroom growth opportunities. I am very pleased to date with our plan execution in establishing ourselves in the Florida market and in growing our business levels. We anticipate Florida to become an increasingly significant contributor to earnings in the years ahead.
    "For our test equipment business, sequential pre-tax income increased by 144% over first quarter 2005 to $4.7 million and represents our most profitable quarter to date for the newly combined TRS-RenTelco business. Although top-line rental revenues were only modestly higher, lower depreciation expense, primarily due to a determination to extend the useful lives on two models of test equipment, combined with the selling of underutilized equipment and lower test equipment repair and calibration costs resulted in gross margin on rents percentage improvement from 28% to 37%. Finally, our focus on selling underutilized equipment resulted in higher profit on sales."

    SECOND QUARTER 2005 HIGHLIGHTS (AS COMPARED TO SECOND QUARTER
2004)

    -- Rental revenues increased 44% to $36.8 million. Within rental revenues, Mobile Modular increased 15% to $19.6 million, and TRS-RenTelco increased 104% to $17.2 million, due to the timing of the TRS acquisition in June 2004.

    -- Sales revenues increased 119% to $20.1 million, resulting primarily from increased sales volume by TRS-RenTelco and Mobile Modular. Higher sales volume combined with a higher gross margin percentage, 26.3% in 2005 compared to 23.0% in 2004, resulted in a gross profit increase of $3.2 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 83% to $10.8 million with Mobile Modular increasing 9% to $2.2 million and TRS-RenTelco increasing 222% to $8.5 million due to the acquisition of TRS rental assets. On a sequential basis, TRS-RenTelco's depreciation expense decreased $0.9 million from the first quarter 2005 resulting from the determination to extend the useful lives on two models of test equipment ($0.6 million), the sale of underutilized equipment ($0.4 million), and rental equipment becoming fully depreciated ($0.1 million), offset by new equipment purchases ($0.2 million).

    -- Debt increased $9.3 million during the quarter to $166.0 million, with the Company's total liabilities to equity ratio increasing from 1.82 to 1 at March 31, 2005 to 1.83 to 1 as of June 30, 2005. On July 11, 2005, the Company amended its existing lines of credit to increase the borrowing capacity from $135.0 million to $195.0 million and extended the expiration date one year to June 30, 2008, increasing its capacity to borrow up to an additional $89.0 million.

    -- Dividend rate increased 27% to $0.14 per share for the second quarter 2005, as compared to $0.11 per share for the second quarter of 2004. On an annualized basis, this dividend represents a 2.2% yield on the August 3, 2005 close price of $25.86.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company reconfirms its 2005 full-year earnings per share to be in a range of $1.45 to $1.55 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of August 4, 2005. Actual 2005 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of July 12, 2005, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 4, 2005 to discuss the second quarter 2005 results. To participate in the teleconference, dial 1-800-240-2430 (international callers dial 1-303-262-2137). In addition, a live webcast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.) or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11034471.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our expectations regarding the continued benefits from our focus on educational rentals in the geographical markets we serve, our anticipation that the remaining California bond funds will support the apportionment of monies necessary for new projects being applied for through 2006, our expectation of the Florida market continuing to provide very favorable rental classroom growth opportunities, our expectation for the growth of our business levels in the Florida market generally and our Florida operations becoming an increasingly significant contributor to earnings in the years ahead, our annualized dividend yield, and our 2005 full-year earnings per share guidance. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.


                           MCGRATH RENTCORP
     Consolidated earnings, balance sheet and segment data follow:
               (in thousands, except per share amounts)

                                  Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                   -------- -------- -------- --------
                                      2005     2004     2005     2004
                                   -------- -------- -------- --------
REVENUES
--------
  Rental                           $36,801  $25,560  $72,760  $45,583
  Rental Related Services            6,235    5,822   11,510   10,366
                                   -------- -------- -------- --------
    Rental Operations               43,036   31,382   84,270   55,949
  Sales                             20,135    9,198   31,107   14,281
  Other                                694      209    1,426      438
                                   -------- -------- -------- --------
          Total Revenues            63,865   40,789  116,803   70,668
                                   ------- ---------  -------  -------

COSTS AND EXPENSES
----------------------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                      10,762    5,875   22,327    9,136
    Rental Related Services          4,161    3,590    7,732    6,265
    Other                            7,479    5,105   14,724    9,749
                                   -------- -------- -------- --------
          Total Direct Costs of
           Rental Operations        22,402   14,570   44,783   25,150
  Costs of Sales                    14,844    7,082   22,408   10,233
                                   -------- -------- -------- --------
          Total Costs               37,246   21,652   67,191   35,383
                                   -------- -------- -------- --------
             Gross Profit           26,619   19,137   49,612   35,285
  Selling and Administrative         9,420    7,596   18,981   13,653
                                   -------- -------- -------- --------
    Income from Operations          17,199   11,541   30,631   21,632
  Interest                           1,912    1,408    3,631    1,948
                                   -------- -------- -------- --------
    Income Before Provision for
     Income Taxes                   15,287   10,133   27,000   19,684
  Provision  for Income Taxes        5,809    4,043   10,260    7,854
                                   -------- -------- -------- --------
    Income Before Minority
     Interest                        9,478    6,090   16,740   11,830
  Minority Interest in Income
   (Loss) of Subsidiary                 12      (31)      97      (29)
                                   -------- -------- -------- --------
     Net Income                     $9,466   $6,121  $16,643  $11,859
                                   ======== ======== ======== ========

Earnings Per Share:
  Basic                              $0.38    $0.25    $0.68    $0.49
  Diluted                            $0.38    $0.25    $0.66    $0.48
Shares Used in Per Share
 Calculation:
  Basic                             24,627   24,306   24,600   24,279
  Diluted                           25,224   24,742   25,177   24,669

                                    June     December
                                     30,        31,
BALANCE SHEET DATA                  2005       2004
                                  --------   ---------
Rental Equipment, net             $378,379   $357,788
Total Assets                       504,191    474,280
Notes Payable                      166,000    151,888
Shareholders' Equity               178,326    168,888


                       SEGMENT DATA (Unaudited)

 (in thousands)           Modulars Electronics Enviroplex Consolidated
                          -------- ----------- ---------- ------------
Three Months Ended June 30,
---------------------------
2005
Rental Revenues           $19,586     $17,215    $    --      $36,801
Rental Related Services
 Revenues                   5,811         424         --        6,235
Sales and Other Revenues   11,346       7,668      1,815       20,829
Total Revenues             36,743      25,307      1,815       63,865
Depreciation of Rental
 Equipment                  2,228       8,534         --       10,762
Gross Profit               16,649       9,309        661       26,619
Interest Expense
 (Income) Allocation        1,363         600        (51)       1,912
Income before Provision
 for Income Taxes          10,493       4,717         77       15,287
Rental Equipment
 Acquisitions              13,930       8,939         --       22,869
Accounts Receivable, net
 (period end)              37,451      19,514      4,927       61,892
Rental Equipment, at
 cost (period end)        371,592     151,162         --      522,754
Rental Equipment, net
 book value (period end)  274,704     103,675         --      378,379
Utilization (period
 end)(1)                    85.9%       66.5%
Average Utilization(1)      85.6%       64.3%

2004
Rental Revenues           $17,101      $8,459    $    --      $25,560
Rental Related Services
 Revenues                   5,555         267         --        5,822
Sales and Other Revenues    5,584       3,437        386        9,407
Total Revenues             28,240      12,163        386       40,789
Depreciation of Rental
 Equipment                  2,043       3,832         --        5,875
Gross Profit               14,556       4,675        (94)      19,137
Interest Expense
 (Income) Allocation        1,189         253        (34)       1,408
Income before Provision
 for Income Taxes           9,130       1,217       (214)      10,133
Rental Equipment
 Acquisitions              18,229     111,453         --      129,682
Accounts Receivable, net
 (period end)              28,065      18,548      3,381       49,994
Rental Equipment, at
 cost (period end)        323,244     141,279         --      464,523
Rental Equipment, net
 book value (period end)  231,743     120,594         --      352,337
Utilization (period
 end)(1)                     86.4%       66.1%
Average Utilization(1)       85.4%       59.5%



                       SEGMENT DATA (Unaudited)

 (in thousands)           Modulars Electronics Enviroplex Consolidated
                          -------- ----------- ---------- ------------
Six Months Ended June 30,
-------------------------
2005
Rental Revenues           $38,612     $34,148    $    --      $72,760
Rental Related Services
 Revenues                  10,779         731         --       11,510
Sales and Other Revenues   14,081      14,345      4,107       32,533
Total Revenues             63,472      49,224      4,107      116,803
Depreciation of Rental
 Equipment                  4,392      17,935         --       22,327
Gross Profit               31,758      16,234      1,620       49,612
Interest Expense
 (Income) Allocation        2,575       1,172       (116)       3,631
Income before Provision
 for Income Taxes          19,786       6,653        561       27,000
Rental Equipment
 Acquisitions              35,682      16,867         --       52,549
Accounts Receivable, net
 (period end)              37,451      19,514      4,927       61,892
Rental Equipment, at
 cost (period end)        371,592     151,162         --      522,754
Rental Equipment, net
 book value (period end)  274,704     103,675         --      378,379
Utilization (period
 end)(1)                     85.9%       66.5%
Average Utilization(1)       85.7%       63.1%


2004
Rental Revenues           $33,898     $11,685    $    --      $45,583
Rental Related Services
 Revenues                   9,975         391         --       10,366
Sales and Other Revenues    7,488       5,551      1,680       14,719
Total Revenues             51,361      17,627      1,680       70,668
Depreciation of Rental
 Equipment                  4,049       5,087         --        9,136
Gross Profit               27,826       7,041        418       35,285
Interest Expense
 (Income) Allocation        1,708         316        (76)       1,948
Income before Provision
 for Income Taxes          17,561       2,322       (199)      19,684
Rental Equipment
 Acquisitions              22,579     112,745         --      135,324
Accounts Receivable, net
 (period end)              28,065      18,548      3,381       49,994
Rental Equipment, at
 cost (period end)        323,244     141,279         --      464,523
Rental Equipment, net
 book value (period end)  231,743     120,594         --      352,337
Utilization (period
 end)(1)                     86.4%       66.1%
Average Utilization(1)       85.0%       55.5%

(1) Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.



    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200